Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE

Peabody Notifies Anglo American of Material Adverse Change
Impacting Planned Acquisition

ST. LOUIS, May 5, 2025 – Peabody (NYSE: BTU) announced today that it has notified Anglo American Plc of a Material Adverse Change (MAC) impacting Peabody’s planned acquisition of steelmaking coal assets from Anglo. The MAC relates to issues involving the Moranbah North Mine, which remains inactive following what was described as a gas ignition event on March 31, 2025.

“While we have remained on track to complete the steelmaking coal acquisition from Anglo, the issues at Moranbah North have created significant uncertainty around the transaction,” said Peabody President and Chief Executive Officer Jim Grech. “A substantial share of the acquisition value was associated with Moranbah North, yet there is no known timetable for resuming longwall production.”

If the MAC is not resolved to Peabody’s satisfaction in the limited timeframe specified under the companies’ acquisition agreements, Peabody may elect to terminate the agreements.

Peabody is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.

CONTACT:
Vic Svec
ir@peabodyenergy.com